Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

To: Vistek Limited

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated March 11, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Vistek Limited and its subsidiaries (collectively, the “Company”) as of February 28, 2023 and 2022, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended February 28, 2023 and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

Onestop Assurance PAC

Singapore

May 17, 2024